Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

REE Automotive Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, no par value per share	(1)	Other	18,000,000	$0.5605	$10,089,000.00	0.0001381	$1,393.30

Total Offering Amounts:						$10,089,000.00		1,393.30
Total Fee Offsets:								0.00
Net Fee Due:								$1,393.30

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also includes an indeterminate number of additional shares that become issuable under REE Automotive Ltd. 2021 Share Incentive Plan, or the 2021 Plan, as a result of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

The fee is based on the number of Class A ordinary shares, no par value per share, or the Class A Ordinary Shares, which may be issued in connection with securities awards that may be granted under the 2021 Plan that this Registration Statement on Form S-8 relates to and is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high ($0.5800) and low ($0.5410) sales prices of the registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on February 19, 2026.